UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

THE TORO COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Toro Company

8111 Lyndale Avenue South, Bloomington, Minnesota
Telephone 952/888-8801

Kendrick B. Melrose

Chairman and CEO

January 31, 2005

Dear Fellow Stockholders:

I am pleased to invite you to join us for the Toro Annual Meeting of Stockholders to be held on Tuesday, March 15, 2005 at 3:00 p.m. C.S.T. at our corporate offices. Details about the meeting, nominees for the Board of Directors and other matters to be acted on are presented in the Notice of Annual Meeting and Proxy Statement that follow.

In addition to Annual Meeting formalities, we will report to stockholders generally on Toro’s business, and will be pleased to answer stockholders’ questions relating to Toro.

We hope you plan to attend the Annual Meeting. Please exercise your right to vote by signing, dating and returning the enclosed proxy card or using Internet or telephone voting as described in the Proxy Statement, even if you plan to attend the meeting.

On behalf of your Toro Board of Directors and management, it is my pleasure to express our appreciation for your continued support.

Sincerely,

Kendrick B. Melrose

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD OR VOTE BY INTERNET OR TELEPHONE AS SOON AS POSSIBLE. BY DOING SO, YOU MAY SAVE TORO THE EXPENSE OF ADDITIONAL SOLICITATION.

NOTICE OF ANNUAL MEETING

      The Toro Company 2005 Annual Meeting of Stockholders will be held on Tuesday, March 15, 2005 at 3:00 p.m. C.S.T. at Toro’s corporate offices at 8111 Lyndale Avenue South, Bloomington, Minnesota, for the following purposes:

1.	To approve an amendment to Article IV, Section 1 of Toro’s Amended and Restated Certificate of Incorporation (a) to increase the total number of shares of Common Stock Toro is authorized to issue from 50,000,000 to 100,000,000 and (b) to increase the capital stock Toro is authorized to issue from 51,850,000 to 101,850,000, to reflect the increase in the authorized Common Stock;

2.	Approve amendment of Article VI, Section 1 to increase the size of the Board from 11 to 12 directors;

3.	Elect four directors, each to serve for a term of three years;

4.	Approve amendment of The Toro Company Annual Management Incentive Plan II to increase the Participation Factor percentages, to increase the maximum award that may be paid and to eliminate authority to grant Stock Retention Awards;

5.	Approve amendment of The Toro Company 2000 Stock Option Plan to increase from 3,000,000 to 4,000,000 the number of authorized shares;

6.	Ratify the selection of the independent auditor for Toro for Fiscal 2005 (the fiscal year ending October 31, 2005); and

7.	Transact any other business properly brought before the Annual Meeting or any adjournment of the meeting.

      Stockholders of record at the close of business on January 18, 2005 (the “Record Date”) will be entitled to vote at the meeting or at any adjournment of the meeting.

      A stockholder list will be available at Toro’s corporate offices beginning March 1, 2005 during normal business hours, for examination by any stockholder registered on Toro’s Stock Ledger as of the Record Date, for any purpose germane to the Annual Meeting.

      Since a majority of the outstanding shares of Toro Common Stock must be represented either in person or by proxy to constitute a quorum for the conduct of business, PLEASE PROMPTLY SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD OR VOTE BY INTERNET OR TELEPHONE.

January 31, 2005

BY ORDER OF THE BOARD OF DIRECTORS

J. LAWRENCE MCINTYRE
Vice President, Secretary and
General Counsel

PROXY STATEMENT
STOCK OWNERSHIP
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL ONE--AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES
PROPOSAL TWO--AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE SIZE OF BOARD
PROPOSAL THREE--ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Fiscal 2004 And Fiscal Year-End Values
Long Term Incentive Compensation
Equity Compensation Plan Information
Performance Graph
Compensation and Human Resources Committee Report On Executive Compensation
PROPOSAL FOUR--AMENDMENT OF THE TORO COMPANY ANNUAL MANAGEMENT INCENTIVE PLAN II
PROPOSAL FIVE--AMENDMENT OF THE TORO COMPANY 2000 STOCK OPTION PLAN
PROPOSAL SIX--RATIFY SELECTION OF INDEPENDENT AUDITOR
CORPORATE GOVERNANCE
OTHER INFORMATION

THE TORO COMPANY

8111 Lyndale Avenue South
Bloomington, MN 55420-1196

PROXY STATEMENT

         The Toro Company Board of Directors is soliciting your proxy for use at the 2005 Annual Meeting of Stockholders for Tuesday March 15, 2005. This Notice, Proxy Statement and enclosed form of proxy is intended to be mailed to stockholders beginning Monday, January 31, 2005.

VOTING

Who Can Vote

      Only stockholders of record at the close of business on January 18, 2005 will be entitled to notice of and to vote at the Annual Meeting or any adjournment of the meeting. On that date, Toro had                        shares of Common Stock outstanding. Each share of Toro Common Stock you own entitles you to one vote.

      Dividend Reinvestment Plan Shares. If you are a participant in Toro’s Dividend Reinvestment Plan, the number shown on the enclosed proxy card includes shares held for your account in that plan.

      Employee Benefit Plan Shares. If you are a participant in a Company employee benefit plan that allows participant-directed voting of Common Stock held in that plan, the number shown on the enclosed proxy card includes shares you hold in that plan, as well as shares you own of record, if any. The trustee for each plan will cause votes to be cast confidentially in accordance with your instructions. Plan shares not voted by participants will be voted by the trustee in the same proportion as the votes actually cast by participants, in accordance with the terms of the respective plans.

How You Can Vote

      If you are a stockholder whose shares are registered in your name, you may vote your shares in person at the meeting or by one of the three following methods:

•	Vote by Internet, by going to the web address http://www.eproxy.com/ttc/ and following the instructions for Internet voting shown on the enclosed proxy card.

•	Vote by Telephone, by dialing 1-800-560-1965 and following the instructions for telephone voting shown on the enclosed proxy card.

•	Vote by Proxy Card, by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. If you vote by Internet or telephone, please do not mail your proxy card.

      If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction form with this Proxy Statement, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet or telephone.

      If you return your signed proxy card or use Internet or telephone voting before the Annual Meeting, the named proxies will vote your shares as you direct. You have three choices on each matter to be voted on. For the election of directors, you may (1) vote FOR all of the nominees, (2) WITHHOLD your vote from all nominees or (3) WITHHOLD your vote from nominees you designate. See Proposal Three— Election of Directors. For each of the other proposals, you may vote “FOR”, “AGAINST” or “ABSTAIN” from voting.

      If you send in your proxy card or use Internet or telephone voting, but do not specify how you want to vote your shares, we will vote them FOR Proposal One— Amendment of the Amended and Restated Certificate of Incorporation to increase the number of shares, FOR Proposal Two— Amendment of the Amended and Restated Certificate of Incorporation to increase the size of the Board, FOR the election of all nominees for director as described under Proposal Three, FOR Proposal Four— Amendment of The Toro Company Annual Management Incentive Plan II, FOR Proposal Five— Amendment of The Toro Company 2000 Stock Option Plan and FOR Proposal Six— Ratify Selection of Independent Auditor.

How You May Revoke or Change Your Vote

      If you are a stockholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:

•	Submitting another proper proxy with a more recent date than that of the proxy first given by:

•	following the Internet voting instructions, or

•	following the telephone voting instructions or

•	completing, signing, dating and returning a proxy card to Toro.

•	Sending written notice of revocation to Toro’s Corporate Secretary.

•	Attending the Annual Meeting and voting by ballot.

      If you hold your shares through a broker, bank or other nominee, you may revoke your proxy by following instructions they provide.

Quorum and Vote Requirements

      A majority of the outstanding shares of Common Stock must be present in person or by proxy in order to have a quorum to conduct business at the Annual Meeting. Shares represented by proxies marked “Abstain” or “Withheld” and “broker non-votes” are counted in determining whether a quorum is present. A “broker non-vote” is a proxy submitted by a broker that does not indicate a vote for some or all of the proposals because the broker does not have discretionary voting authority on some types of proposals and has not received instructions from its client as to how to vote on a particular proposal.

      The affirmative vote of a plurality of shares of Common Stock present in person or represented by proxy at the meeting is required for the election of directors. This means that a director nominee with the most votes for a particular slot is elected for that slot. Only votes “For” and “Withheld” affect the outcome. The affirmative vote of the holders of a majority of all the outstanding shares of Common Stock is required for adoption of Proposal 1. The affirmative vote of at least 80% of the outstanding shares of Common Stock is required for adoption of Proposal 2. The other matters will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy. Under New York Stock Exchange (NYSE) rules, if your shares are held in “street name”, the broker is permitted to vote your shares on the election of directors as well as on Proposals 1, 2 and 6. “Broker non-votes” are generally not counted, but abstentions and withheld votes are counted, in determining the total number of votes cast on a proposal. An abstention or withheld vote has the effect of a negative vote.

Procedures at the Annual Meeting

      The presiding officer at the meeting will determine how business at the Annual Meeting will be conducted. Only matters brought before the Annual Meeting in accordance with Toro’s Bylaws will be considered.

      Only a natural person present at the Annual Meeting who either is a Toro stockholder or is acting on behalf of a stockholder may make a motion or second a motion. A person acting on behalf of a stockholder must present a written statement executed by the stockholder or the duly authorized representative of the stockholder on whose behalf the person purports to act.

STOCK OWNERSHIP

      The following table shows the beneficial ownership of Toro Common Stock of each of the directors and nominees, the Chief Executive Officer and the four other most highly compensated executive officers named in the Summary Compensation table (“named executive officers”) as of January 18, 2005. The table also shows beneficial ownership by all directors and executive officers as a group, including the named executive officers.

Percent
		Amount and Nature of	Of
	Name of Beneficial Owner(1)	Beneficial Ownership	Class(2)

Common Stock	Ronald O. Baukol	(3)(4)	*
	Robert C. Buhrmaster	(3)(4)	*
	Winslow H. Buxton	(3)(4)(5)	*
	Janet K. Cooper	(3)(4)(5)	*
	Timothy A. Ford	(3)	*
	Katherine J. Harless	(3)(4)	*
	Michael J. Hoffman	(3)(4)	*
	Kendrick B. Melrose	(3)(4)(5)(6)	%
	Karen M. Meyer	(3)(4)
	Robert H. Nassau	(3)(4)	*
	Dale R. Olseth	(3)(4)	*
	Gregg W. Steinhafel	(3)(4)	*
	Christopher A. Twomey	(3)(4)(5)	*
	Edwin H. Wingate	(3)(4)(5)	*
	Stephen P. Wolfe	(3)(4)(5)	*
Common Stock	All directors and executive officers as a group ( )	(3)(4)(5)(6)	%

*	Less than 1% of the outstanding shares of Common Stock.

(1)	Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares (i) the power to vote or to direct the voting of such shares or (ii) the power to dispose or direct the disposition of such shares. In addition, beneficial ownership includes shares that such person has the right to acquire within 60 days.

(2)	Common Stock units that have not vested are not included for the purpose of calculating Percent of Class amounts.

(3)	Includes shares held of record, shares that may be acquired upon exercise of stock options within 60 days and shares allocated to executive officers under The Toro Company Investment, Savings and Employee Stock Ownership Plan. Stock options exercisable within 60 days for each of the named directors and executive officers are as follows: Mr. Baukol 14,000 shares, Mr. Buhrmaster 14,000 shares, Mr. Buxton 14,000 shares, Ms. Cooper 14,000 shares, Ms. Harless 3,500 shares, Mr. Nassau 12,000 shares, Mr. Olseth 14,000 shares, Mr. Steinhafel 12,000 shares, Mr. Twomey 14,000 shares, Mr. Wingate 14,000 shares, Mr. Melrose 477,000 shares, Mr. Hoffman 87,000 shares, Mr. Wolfe 93,818 shares, Ms. Meyer 84,653 shares, Mr. Ford 49,667 shares and all directors and executive officers as a group 1,091,310 shares.

(4)	Includes Common Stock units credited under The Toro Company Deferred Compensation Plan for Non-Employee Directors and vested Common Stock units credited under The Toro Company Deferred Compensation Plan for Officers (“Officers Deferred Plan”). Units credited for each of the nonemployee directors at January 18, 2005 were as follows: Mr. Baukol units, Mr. Buhrmaster units, Mr. Buxton units, Ms. Cooper units, Ms. Harless units, Mr. Nassau units, Mr. Olseth units, Mr. Steinhafel units, Mr. Twomey units and Mr. Wingate units. Units credited for each of the named executive officers at January 18, 2005 were as follows: Mr. Melrose units, Mr. Hoffman Mr. Wolfe units and Ms. Meyer units and all directors and executive officers as a group units. See Compensation and Human Resources Committee Report.

(5)	Includes shares held in trusts for estate planning purposes as follows: 14,603 for Mr. Buxton, 9,506 for Mr. Twomey, 12,087 for Mr. Wingate’s Family Trust, for Mr. Wolfe and shares for all directors and executive officers as a group, including spouses. The amount shown for Mr. Melrose includes shares held of record by Mr. Melrose as custodian for minor children under the Minnesota Uniform Transfer to Minors Act.

(6)	Includes restricted stock in the amount of 24,454 shares in connection with the Chief Executive Officer Succession Incentive Agreement, which are subject to forfeiture until vested.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      The rules of the Securities and Exchange Commission (SEC) require us to disclose the identity of directors, executive officers and beneficial owners of more than 10% of the Common Stock of Toro who did not file on a timely basis reports required by Section 16 of the Securities Exchange Act of 1934. Based solely on review of copies of those reports received by us, or written representations from reporting persons, Toro believes that all directors and executive officers complied with all filing requirements applicable to them during Fiscal 2004, except that Form 4 reports with respect to the November 1 annual grant of a stock option and a stock award to each of Toro’s nonemployee directors and the July exercise of an option by Winslow Buxton, a nonemployee director, were not filed on a timely basis due to administrative oversights. Toro has no owners of more than 10% of its Common Stock.

PROPOSAL ONE— AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION TO INCREASE AUTHORIZED SHARES

      On December 2, 2004, the Board of Directors adopted a resolution to amend and to recommend that the stockholders approve an amendment to Article IV, Section 1 of Toro’s Amended and Restated Certificate of Incorporation (a) to increase the total number of shares of Common Stock Toro is authorized to issue from 50,000,000 to 100,000,000 and (b) to increase the capital stock Toro is authorized to issue from 51,850,000 to 101,850,000, to reflect the increase in the authorized Common Stock.

Section 1 of Article IV as proposed to be amended would state:

The corporation shall be authorized to issue three classes of shares of capital stock to be designated, respectively, “Common Stock”, “Voting Preferred Stock” and “Non-Voting Preferred Stock”. The total number of shares of capital stock which the corporation shall have authority to issue is one hundred one million eight hundred fifty thousand (101,850,000); the total number of shares of Common Stock shall be one hundred million (100,000,000) and each such share shall have a par value of $1.00; the total number of shares of Voting Preferred Stock shall be one million (1,000,000), and each such share shall have a par value of $1.00 and 200,000 of such shares are designated as a series to be called the Series B Junior Participating Voting Preferred Stock, such series to have the rights, voting power, preferences and restrictions set forth in Section 2 of this Article IV; and the total number of shares of Non-Voting Preferred Stock shall be eight hundred and fifty thousand (850,000), and each such share shall have a par value of $1.00.

      As of January 18, 2004, there were                        shares of Common Stock outstanding and                        shares in treasury. In addition,                        shares have been reserved for future issuance under all Company employee benefit plans. Approximately                        of the shares currently authorized by Toro’s Certificate remain available for issuance or reservation for issuance.

      In the past, Toro has utilized authorized but unissued shares to acquire the business or assets of other companies, to declare stock dividends and for issuance pursuant to employee and nonemployee director incentive plans. In addition, authorized but unissued shares may be sold to the public as a means of acquiring additional working capital, if required. At the present time there are no specific plans, arrangements or understandings in existence or in process for any stock dividend, public offering or issuance of shares in an acquisition. The Board has discussed the advisability of a 2-for-1 stock split and if the increase is adopted, the Board expects to consider a stock split at one of its meetings to be held in the calendar year 2005. It is customary for corporations such as the Company to have authorized shares of more than twice the number of shares outstanding. Toro’s current                        shares outstanding constitute            % of its current authorized shares. Therefore, the Board of Directors has determined that it is desirable for Toro to increase the number of shares of authorized Common Stock in order to meet needs that may arise from time to time in the future. If this proposed amendment is adopted, the increased number of available shares of Common Stock would permit a 2-for-1 stock split and                       shares would remain available for other purposes.

      Potential Anti-Takeover Effects. Shares of authorized and unissued Common Stock could be issued in one or more transactions that could make more difficult, and therefore less likely, any takeover of the Company. Issuance of additional Common Stock could have the effect of diluting the stock ownership of persons seeking control of the Company, and the possibility of such dilution could have a deterrent effect on persons seeking to acquire control. The Board of Directors also could, although it has no present intention of so doing, authorize the issuance of shares of Common Stock to a holder who might thereby obtain sufficient voting power to assure that any proposal to effect certain business combinations or amend the Company’s Amended and Restated Certificate of Incorporation or Bylaws would not receive the required stockholder approval. Accordingly, the power to issue additional shares of Common Stock could enable the Board of Directors to make it more difficult to replace incumbent directors and to accomplish business combinations opposed by the incumbent Board of Directors.

      Other provisions of the Company’s Amended and Restated Certificate of Incorporation may have the effect of preventing, discouraging or delaying any change in the control of the Company. The following provisions may have anti-takeover effects: (a) the Board of Directors is classified into three classes, each of which serves for three years, with one class being elected each year; (b) directors may be removed only for cause and only with the approval of holders of at least 80% of the voting power of the capital stock of the Company; (c) any vacancy on the Board must be filled only by the remaining directors then in office; (d) stockholder action must be taken at a meeting of stockholders and stockholders may not act by written consent; (e) special meetings of stockholders of the Company may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board; (f) a “fair price” provision requires the approval by the holders of 80% of the then outstanding Common Stock as a condition for mergers and certain other business combinations of the Company with any holder of more than 10% of such voting power (an “Interested Stockholder”) unless either (i) the transaction is approved by a majority of the members of the Board of Directors who are unaffiliated with the Interested Stockholder and were members of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, or (ii) certain minimum price and procedural requirements are met; and (g) the stockholder vote required to alter, amend or repeal the foregoing provisions is 80% of the outstanding voting power of the Company. In addition, in 1998 the Company’s Board of Directors declared a dividend of Preferred Share Purchase Rights which entitle the Company’s stockholders to buy a special kind of preferred stock at a price designated in The Toro Company and Wells Fargo Bank, National Association (formerly Norwest Bank of Minnesota, National Association) Rights Agreement. Unless redeemed by prior action of the Board, the rights are exercisable if an investor gains a 15% or more interest in the Common Stock or announces a tender offer for at least 15% of the Common Stock. If that happens, the special preferred stock could double in value, thus discouraging, or perhaps foreclosing, any change in control which has not been negotiated with the Board.

      If stockholders do not approve amendment of Article IV, Section 1 of the Certificate, then this Article and Section as previously approved by stockholders will continue in effect.

      The Board of Directors unanimously recommends a vote FOR the approval of amendment of the Amended and Restated Certificate of Incorporation to increase the authorized shares.

PROPOSAL TWO— AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION TO INCREASE SIZE OF BOARD

      On December 2, 2004, the Board of Directors adopted a resolution to amend and to recommend that the stockholders approve an amendment to Article VI, Section 1 of Toro’s Amended and Restated Certificate of Incorporation to increase the size of the Board from a maximum of 11 directors to 12 directors to give the Board more flexibility.

Section 1 of Article VI as proposed to be amended would state:

Number, Election and Terms. The business and affairs of the corporation shall be managed under the direction of a Board of Directors which, subject to any right of the holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, shall consist of not less than eight nor more than twelve persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board pursuant to a resolution adopted by a majority of the entire Board. The directors shall be divided into three classes, designated Classes A, B and C, as nearly equal in number as possible, with the term of office of each class to expire at the third succeeding Annual Meeting of Stockholders after its election at an Annual Meeting of Stockholders.

      If stockholders do not approve amendment of Article VI, Section 1 of the Certificate, then this Article and Section as previously approved by stockholders will continue in effect, and the number of directors will be fixed at eleven, and Mr. Olseth will withdraw as a nominee for election to the Board of Directors.

      The Board of Directors unanimously recommends a vote FOR the approval of amendment of the Amended and Restated Certificate of Incorporation to increase the size of the Board.

PROPOSAL THREE—ELECTION OF DIRECTORS

      Under Article VI, Section 1 of Toro’s Amended and Restated Certificate of Incorporation (“Certificate”), the Toro Board of Directors may be comprised of between eight and eleven directors. The maximum and minimum number of directors can be changed only by amendment of the Certificate approved by the affirmative vote of 80% of the outstanding shares of Toro Common Stock.

      At its meeting on December 2, 2004, the Board of Directors adopted a resolution to submit to a vote of the stockholders a proposal to amend the Certificate to increase the maximum number of directors from eleven to twelve. Based on the proposed amendment, the Board of Directors has fixed the number of directors at twelve. If stockholders do not approve amendment of Article VI, Section 1 of the Certificate then Article VI, Section 1 as previously approved by stockholders will continue in effect, the number of directors will remain at eleven, as previously fixed by the Board, and Mr. Olseth will withdraw.

      The Board is divided into three classes, with each class elected in a different year for a term of three years. The four nominees for election at the 2005 Annual Meeting— Ronald O. Baukol,

Katherine J. Harless, Michael J. Hoffman and Dale R. Olseth consented to serve if elected. Mr. Olseth has advised the Company that, if elected, he expects to remain in office only through the first year of his term, in order to be available during the period Mr. Melrose approaches his anticipated retirement as Chief Executive Officer, pursuant to the Chief Executive Officer Succession Incentive Award Agreement, and that he expects to resign after that time and not complete a three year term. If the number of directors is increased to 12 and Mr. Olseth is elected but resigns after the first year of his term, the Board of Directors has not yet determined whether it will retain a 12 person Board. If any nominee is unable to stand for election, the Nominating and Governance Committee may recommend a substitute for appointment by the Board.

Director Independence

      The Board has reviewed all transactions or relationships between each director, or any member of his or her immediate family, and Toro, its senior management and its independent auditor. Based on this review and as required by the independence standards of the NYSE, the Board has affirmatively determined that all nonemployee directors, as named below, are independent from management and its independent auditor within the meaning of the NYSE listing standards.

      The Board held six meetings in person and three conference call meetings during Fiscal 2004. Each incumbent director attended at least 75% of the aggregate total number of meetings held by the Board and all committees on which he or she served.

      It is Toro’s policy that all directors should attend the Annual Meeting of Stockholders and Toro regularly schedules a Board meeting on the same day as the Annual Meeting. Ten members of the Board attended the 2004 Annual Meeting.

      The following information with respect to business experience of nominees for election to the Board and the continuing directors has been furnished by the respective directors or nominees or obtained from the records of Toro.

Nominees for Election to Board of Directors (Term ending after Fiscal 2008)

      Ronald O. Baukol, age 67. Retired. From May 1995 through February 2002 served as Executive Vice President, International Operations, 3M Company, Saint Paul, Minnesota (diversified technology). First elected to the Toro Board in 1995, he is a member of the Executive Committee, the Compensation and Human Resources Committee and the Nominating and Governance Committee.

      Katherine J. Harless, age 53. President since June 2000, Verizon Information Services, Inc., Dallas, Texas (publisher). From July 1996 to August 2000, she served as President, GTE Airfone, Inc, Texas and New Mexico (air-to-ground communications). First elected to the Toro Board in 2000, she is a member of the Compensation and Human Resources Committee and the Nominating and Governance Committee.

      Michael J. Hoffman, age 49. President and Chief Operating of Toro since October 2004. From November 2002 to October 2004, he served as Group Vice President, Consumer, Exmark, Landscape Contractor and International Businesses. From May 2001 to October 2002, he served as Group Vice President, Consumer and Landscape Contractor Businesses. From May 2000 to May 2001, he served as Vice President and General Manager, Consumer Business. From November

1997 to April 2000, he served as Vice President and General Manager, Commercial Business. Mr. Hoffman is standing for election for the first time at this Annual Meeting.

      Dale R. Olseth, age 74. Chairman of the Board and Chief Executive Officer since November 1986, SurModics, Inc., Eden Prairie, Minnesota (surface modification). He also served as President of SurModics, Inc. from November 1996 to July 1998. First elected to the Toro Board in 1980, he is presiding non-management director (see “Corporate Governance— Complaint Procedure; Communications with Directors” below) and a member of the Nominating and Governance Committee and Executive Committee. Mr. Olseth is a director of SurModics, Inc.

Members of Board of Directors Continuing in Office (Term ending after Fiscal 2005)

      Janet K. Cooper, age 51. Senior Vice President and Treasurer since September 2002 of Qwest Communications International Inc. (“Qwest”), Denver, Colorado (telecommunications). From January 2001 to June 2002 she served as Chief Financial Officer and Senior Vice President of Finance and Administration of McDATA Corporation, Broomfield, Colorado (enterprise open network storage). From July 2000 to January 2001 she was Senior Vice President, Finance, Qwest. She served in several executive positions with U S West, Inc., including from June 1999 to June 2000, Vice President Finance and Controller; from February 1999 to June 1999, Vice President— Treasurer and Controller; and from May 1998 to February 1999, Vice President Treasurer. She previously was employed by The Quaker Oats Company and served as Vice President, Treasurer and Tax from July 1997 to May 1998. First elected to the Toro Board in 1994, she is Chair of the Audit Committee and a member of the Compensation and Human Resources Committee. Ms. Cooper is a director of Lennox International Inc.

      Kendrick B. Melrose, age 64. Chairman of Toro since December 1987 and Chief Executive Officer of Toro since December 1983. Employed by Toro since 1970. First elected to the Toro Board in 1981. Mr. Melrose is also Chair of the Executive Committee. Mr. Melrose is a director of SurModics, Inc.

      Gregg W. Steinhafel, age 50. President since August 1999, Target Stores, a division of Target Corporation, Minneapolis, Minnesota (retailing). Served as Executive Vice President Merchandising from July 1994 to July 1999. First elected to the Toro Board in 1999, he is a member of the Audit Committee, the Compensation and Human Resources Committee and the Executive Committee.

Members of Board of Directors Continuing in Office (Term ending after Fiscal 2006)

      Robert C. Buhrmaster, age 57. Retired. From February 1998 Chairman and from May 1994 Chief Executive Officer, Jostens, Inc., Minneapolis, Minnesota (consumer manufacturing). From May 1994 to January 2003 he also served as President. First elected to the Toro Board in 1996, he is a member of the Audit Committee, Nominating and Governance Committee and the Executive Committee. Mr. Buhrmaster is a director of Innovex, Inc.

      Winslow H. Buxton, age 65. Retired. From January 1993 through April 2002 served as Chairman of the Board of Directors, Pentair, Inc., Saint Paul, Minnesota (diversified manufacturing). In addition, he served as Chief Executive Officer from August 1992 through December 2000, and from August 1992 to December 1999 he served as President. First elected to the Toro Board in

1998, he is Chair of the Nominating and Governance Committee and a member of the Audit Committee and the Executive Committee. Mr. Buxton is a director of Bemis Company, Inc.

      Robert H. Nassau, age 63. Director of Corporate Accounts since November 2003, F2 Intelligence Group, Minneapolis, Minnesota (consulting). Owner and Chief Executive Officer since February 2000, Nasly Inc., an inactive corporation since June 2003, Lahaina, Hawaii (food, beverage and entertainment). From January 1997 to August 1999, he served as President and Chief Executive Officer, St. Raymond Wood Products Holding Limited (wood manufacturing). First elected to the Toro Board in 1988, he is a member of the Compensation and Human Resources Committee and the Nominating and Governance Committee.

      Christopher A. Twomey, age 56. Chairman of the Board since August 2003 and Chief Executive Officer and President since February 1986, Arctic Cat Inc., Thief River Falls, Minnesota (recreational vehicle manufacturer). First elected to the Toro Board in 1998, he is a member of the Audit Committee and the Nominating and Governance Committee. Mr. Twomey is a director of Arctic Cat Inc.

      Edwin H. Wingate, age 72. Retired. Served as Senior Vice President— Personnel, Dayton Hudson Corporation, Minneapolis, Minnesota (retailing) from June 1980 through August 1997. First elected to the Toro Board in 1989, he is Chair of the Compensation and Human Resources Committee and a member of the Audit Committee. Mr. Wingate is a director of The Roche Brothers Supermarket Incorporated.

The Board of Directors unanimously recommends a vote FOR the election of all nominees for director.

      The Board has four committees with the principal functions described below. The charter of each committee, except the Executive Committee, is posted on our web site at www.thetorocompany.com/corporategovernance. A copy of each charter is available in print to any stockholder upon request to Toro’s Assistant Corporate Secretary at 8111 Lyndale Avenue South, Bloomington, Minnesota, by telephone 888-237-3054, or by email at jeanne.ryan@toro.com.

      Executive Committee. The Executive Committee may exercise all of the powers and authority of the Board, including the power to declare dividends on Toro Common Stock, during intervals between meetings of the Board. No meetings of the committee were held during Fiscal 2004.

      Audit Committee. The Audit Committee is established to oversee the accounting and financial reporting processes and audits of the financial statements of the Company. The committee assists the Board in oversight of the quality and integrity of the Company’s financial reports, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of Toro’s internal audit function, as well as accounting and reporting processes.

      Toro has long required that its Audit Committee be composed entirely of directors who are not employees of the Company and have no relationship that would interfere with their independence from management and the Company, including independence within the meaning of applicable NYSE listing standards. Each member must also be “financially literate” under recently revised NYSE listing standards, or become financially literate within a reasonable period of time after appointment. The Chair of the committee must have such accounting or related financial management expertise as to be considered a “financial expert” under rules of the Securities and Exchange Commission adopted pursuant to requirements of the Sarbanes-Oxley Act of 2002.

      The Board has determined that all members of the committee are independent and financially literate and that Audit Committee Chair Janet K. Cooper meets the definition of “financial expert” as a result of her experience in senior corporate executive positions with financial oversight responsibilities, including Senior Vice President and Treasurer of Qwest, and Chief Financial Officer and Senior Vice President of Finance and Administration of McDATA Corporation, as well as other finance positions with Qwest, US West, Inc. and The Quaker Oats Company. Stockholders should understand that this designation is an SEC disclosure requirement related to Ms. Cooper’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on her any duties, obligations or liability that are greater than are generally imposed on her as a member of the Audit Committee and the Board, and her designation as a financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

      The committee’s duties are set forth in its charter which can be found on the Toro web site at www.thetorocompany.com/corporategovernance. Among its duties are reviewing and evaluating at least annually the qualifications, independence and performance of the Company’s independent public accountants and selecting, engaging, retaining and compensating them; reviewing and approving in advance the scope, magnitude and budgets of all examinations of the Company’s financial statements by the auditors; reviewing general policies and procedures with respect to accounting and financial matters and internal controls; reviewing and approving in advance the retention of the independent auditor for all types of audit and nonaudit services to be performed by independent public accountants and approving the fees for such services; meeting with independent public accountants not less than once a year without Company representatives to discuss internal controls and accuracy and completeness of the financial statements; reviewing the Company’s Code of Conduct and its Code of Ethics for CEO and Senior Financial Officers, as well as policies and procedures for the receipt, retention and treatment of complaints from employees on accounting, internal accounting controls or auditing matters; receiving analyses and comments regarding accounting pronouncements; reviewing results of audits with the independent public accountants and management with a focus on difficulties encountered, material errors or irregularities, weaknesses in internal accounting controls and similar issues; and notifying the Board of major problems or deficiencies discovered with respect to committee’s duties. The committee must annually review the adequacy of its charter and its own performance.

      The Audit Committee held three meetings in person and conducted eight interim telephone conference calls during Fiscal 2004. At each of the meetings in person the committee met in private session with the Company’s independent auditor, at two of these meetings the committee met in private session with management and at one of these meetings met in private session with the Company’s internal auditor. Additional information regarding the Audit Committee and the Company’s independent auditor is disclosed under the Audit Committee Report and Proposal Six.

      Compensation and Human Resources Committee. The Compensation and Human Resources Committee is responsible for reviewing and monitoring human resource and organizational matters and has overall responsibility for approving, evaluating and making recommendations regarding all compensation plans, policies and programs of Toro as they affect the Chairman and Chief Executive Officer, elected officers, other executive officers and management. All members of the committee meet the independence requirements of applicable NYSE listing standards. The committee has sole authority to retain and terminate any external compensation consultant used in the evaluation of Chief Executive Officer or elected officer compensation, including approval of fees. The committee approves incentive compensation awards and overall compensation levels, including annual base salaries and annual incentive opportunities for officers referred to in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The committee annually reviews and approves overall employee salary policies, as well as equity based programs for all categories of employees. The committee monitors Toro’s compliance with requirements under the Sarbanes-Oxley Act of 2002 relating to 401(k) plans and loans to directors and officers, and with all other applicable laws affecting employee compensation and benefits. The committee reviews and determines the form and amount of compensation for independent directors and must annually review the adequacy of its charter and its own performance. Two meetings of the committee were held during Fiscal 2004.

      Nominating and Governance Committee. The Nominating and Governance Committee, which operates pursuant to a charter, assists the Board by identifying individuals qualified to become Board members and recommending director nominees for the annual meeting of stockholders; recommends to the Board the Corporate Governance Guidelines applicable to Toro; leads the Board in its annual review of the Board’s performance, and recommends Board director nominees for each committee. All members of this committee meet the independence requirements of applicable NYSE listing standards. The committee has sole authority to retain and to terminate any search firm to be used to identify director candidates and has sole authority to approve the search firm’s fees and other retention terms. The committee actively seeks individuals qualified to become Board members and makes recommendations based on experience, expertise and geographical representation. The committee, with the participation of the Chairman of the Board, annually polls the Board about directors whose terms are expiring and recommends that any director who does not continue to have the affirmative support of a majority of the members of the Board not stand for election. The committee must annually review the adequacy of its charter and its own performance. A current copy of the charter is available to stockholders on Toro’s web site at www.thetorocompany.com/corporategovernance.

Stockholder Nominees.

      The committee does not have an express policy with regard to consideration of director candidates recommended by stockholders because Toro’s bylaws permit a stockholder to nominate a candidate. The Nominating and Governance Committee will consider director candidates proposed by stockholders. Those candidates must be highly qualified exhibiting the experience and expertise required of the Board’s own pool of candidates and interest in Toro’s businesses, and also the ability to attend and prepare for Board, committee and stockholder meetings. Any candidate must state in advance his or her willingness and interest in serving on the Board. Candidates should represent the interests of all stockholders and not those of a special interest group. A stockholder wishing to nominate a candidate should do so in accordance with the guidelines set forth on page 35. See “Other Information— Stockholder Proposals for 2006 Annual Meeting” below. Three meetings of the committee were held during Fiscal 2004.

      The Audit Committee Report that follows, the Compensation and Human Resources Committee Report on page 22 and the Performance Graph on page 21 shall not be deemed to be

“soliciting material” or to be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934, or to the liabilities of Section 18 of that act. Notwithstanding anything to the contrary set forth in any of Toro’s previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, neither of the reports nor the Performance Graph shall be incorporated by reference into any such filings.

Audit Committee Report

      This report is furnished by the Audit Committee of the Toro Board of Directors with respect to Toro’s financial statements for Fiscal 2004. The committee operates pursuant to a written charter first adopted by the Board on October 11, 1988 and amended four times, most recently on September 23, 2003.

      The ultimate responsibility for good corporate governance rests with the Board, whose primary roles are oversight, counseling and providing direction to Toro’s management in the best long-term interests of Toro and its stockholders. The Audit Committee’s purpose is to oversee the accounting and financial reporting processes of the company and audits of Toro’s annual financial statements.

      Toro management is responsible for the preparation and presentation of complete and accurate financial statements. The independent auditor, KPMG LLP, is responsible for performing an independent audit of Toro’s financial statements in accordance with generally accepted auditing standards and for issuing a report on their audit.

      In performing its oversight role, the Audit Committee has reviewed and discussed with management Toro’s audited financial statements for Fiscal 2004. Management represented to the Audit Committee that Toro’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has also discussed with KPMG LLP, Toro’s independent auditor for Fiscal 2004, the matters required to be discussed by Statement on Auditing Standards 61, Communication with Audit Committees (Codification of Statements on Auditing Standards, AU 380), as in effect for Toro’s Fiscal 2004. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as in effect for Toro’s Fiscal 2004. The committee has discussed with KPMG LLP the auditors’ independence and concluded that the independent auditor is independent from Toro and its management.

      Based on the review and discussions referred to in the foregoing paragraph, and subject to the limitations on the role and responsibilities of the committee in its charter, the Audit Committee recommended to the Board of Directors that Toro’s audited financial statements for Fiscal 2004 be included in Toro’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004, for filing with the Securities and Exchange Commission.

Audit Committee

Janet K. Cooper, Chair
Robert C. Buhrmaster
Winslow H. Buxton
Gregg W. Steinhafel
Christopher A. Twomey
Edwin H. Wingate

Board Compensation

      Fees and Stock Awards. Compensation for Toro directors who are not employees of Toro is designed to link a director’s compensation with stockholder interests. The compensation therefore includes stock components as well as cash. Cash compensation for Fiscal 2004 included an annual retainer and meeting fees ($20,000 plus a fee of $1,000 for each meeting of the Board or a committee attended, except that no more than one committee meeting fee is paid for committee meetings held in a single day). The Chair of the Audit Committee receives $3,000 for each meeting attended and $500 for each interim conference call in which she participates and the Chairs of each of the other board committees receive $2,000 for each meeting they attend. Non-employee directors also receive an annual grant of Common Stock having a $10,000 market value (valued at the average of the closing prices of Common Stock during the three months prior to the award) and a 2,000 share stock option award (with an exercise price per share equal to 100% of the fair market value of one share of Common Stock on the date of grant which is the first business day of the fiscal year) pursuant to The Toro Company Directors Stock Plan and The Toro Company 2000 Directors Stock Plan (“Directors Plans”). A director may elect to receive the annual retainer fee and meeting fees in cash or shares of Common Stock, or a combination of both. Toro also supplies directors with Toro products for their personal use.

      Other Arrangements. An outside director may elect to defer receipt of Board compensation under the Deferred Compensation Plan for Non-Employee Directors. Interest is accrued quarterly on deferred cash amounts at the average prime rate charged by U. S. Bank National Association, Minneapolis, Minnesota (ranging from 4% to 4.41% in Fiscal 2004). Ms. Cooper deferred all or a portion of her cash compensation and her account was credited with interest at the rates described. Deferred stock compensation is credited as Common Stock units, which are credited with dividends that are reinvested as additional units. Ms. Harless has in past years deferred her Common Stock awards and her account was credited with 6.026 Common Stock units for regular dividends paid during Fiscal 2004.

      Each director is a party to an indemnification agreement that assures the director of indemnification and advancement of expenses to the fullest extent permitted by Delaware law and Toro’s Amended and Restated Certificate of Incorporation, and of continued coverage under Toro’s directors and officers liability insurance, to the extent it is maintained.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The table below shows compensation of Toro’s Chief Executive Officer and the named executive officers for the last three fiscal years. The named executive officers include the four most highly compensated executive officers other than the CEO, who were serving as executive officers on October 31, 2004.

					Long Term Compensation

		Annual Compensation			Awards		Payouts

				Other Annual	Restricted		LTIP	All Other
Name and		Salary	Bonus	Compensation	Stock	Options	Payouts	Compensation
Principal Position	Year	($)	($)(1)	($)(2)	($)	(#)(3)	($)(4)	($)(5)

Kendrick B. Melrose	2004	$740,632	$940,971	$1,345,139	$(6)	57,000	$4,688,957	$429,055
Chairman of the Board &	2003	711,625	613,207	52,162	0	94,000	2,100,342	327,589
Chief Executive Officer	2002	683,589	553,194	360,979	0	93,000	1,384,662	309,391
Michael J. Hoffman	2004	323,700	293,758	851,869	0	13,500	1,172,239	62,489
President & Chief	2003	310,000	193,905	0	0	21,000	296,419	82,199
Operating Officer	2002	286,506	151,974	87,090	0	24,000	359,962 (7)	79,877
Stephen P. Wolfe	2004	310,758	282,013	1,736,446	0	14.500	1,214,896	131,023
Vice President Finance &	2003	298,790	183,905	603,520	0	23,000	567,431	111,924
Chief Financial Officer	2002	282,828	176,060	89,123	0	24,600	439,069	96,784
Karen M. Meyer	2004	292,738	265,660	1,257,857	0	14,000	1,150,911	123,170
Vice President,	2003	280,967	172,935	591,469	0	22,000	533,555	99,286
Administration	2002	267,710	166,649	0	0	23,000	363,029	92,514
Timothy A. Ford	2004	291,200	264,264	771,781	0	11,000	825,538	80,901
Group Vice President	2003	280,000	172,340	0	0	16,000	359,456 (8)	0
	2002	261,249	181,155	0	0	16,000	190,390 (8)	0

(1)	Amounts reflect payments made, or deferred at the election of the officer, pursuant to the Annual Incentive Plan as in effect for the fiscal year indicated. For more information on this plan, see the Compensation and Human Resources Committee Report.

(2)	Includes the dollar value of the difference between the fair market value and the option exercise price (before payment of applicable income taxes) on stock options exercised. Fair market value is the closing price of the Common Stock on NYSE on the date of exercise or actual sale price. All of these options have an exercise price equal to fair market value on the date of grant and were exercisable immediately upon grant. Also includes the dollar value of executive perquisites for Mr. Melrose ($18,217 of his perquisites was for car lease and expenses). The value of executive perquisites otherwise includable as Other Annual Compensation did not exceed the lesser of $50,000 or 10% of the compensation reported in the table for the other named executive officers.

(3)	Options granted pursuant to The Toro Company 1993 Stock Option Plan and The Toro Company 2000 Stock Option Plan. For information on Toro’s stock option plans, see Stock Options on page 17 under this Executive Compensation section.

(4)	Amounts shown for Fiscal 2004 reflect the value of Performance Shares that vested for the three year Award Term of Fiscal 2002 through 2004 under The Toro Company Performance Share Plan (the “Performance Share Plan”), a long term incentive plan described in greater detail under Long Term Incentive Compensation and the Compensation and Human Resources Committee Report. Performance Shares that vested with respect to Fiscal 2002 to

2004 are valued as of December 6, 2004, the date the Compensation and Human Resources Committee certified performance goal achievement. Award payouts were based on cumulative net income plus after tax interest expense and cumulative average net asset turns performance goals with respect to the Fiscal 2002 to 2004 performance period. The number of shares issued or credited to each officer with respect to Fiscal 2004 is as follows: Mr. Melrose 63,536, Mr. Hoffman 15,884, Mr. Wolfe 16,462, Ms. Meyer 15,595 and Mr. Ford 11,552. Amounts shown for Fiscal 2003 reflect the value of Performance Shares vested for a three year performance period of Fiscal 2001 to 2003 for Messrs. Melrose, Hoffman and Wolfe and Ms. Meyer and a two year transitional performance period for Mr. Ford who first became a participant in this plan for Fiscal 2002. Those shares were valued as of December 4, 2002.

(5)	Amounts include Company contributions and allocations to The Toro Company Investment, Savings and Employee Stock Ownership Plan (a defined contribution retirement plan) for calendar years 2004, 2003 and 2002 (an aggregate of $24,215 each for Messrs. Melrose, Hoffman, Wolfe, Ms. Meyer and Mr. Ford for calendar year 2004). Also includes amounts accrued pursuant to Toro’s Supplemental Management Retirement Plan for executive officers who receive annual compensation of $205,000 or more ($404,840 for Mr. Melrose, $38,274 for Mr. Hoffman, $106,808 for Mr. Wolfe, $98,955 for Ms. Meyer and $56,686 for Mr. Ford for calendar year 2004). Participants’ accounts are credited with an amount equal to the difference between the aggregate amount that would have been allocated to tax-qualified profit-sharing and other defined contribution plans, without regard to limitations imposed by the Internal Revenue Code, and the aggregate amount of contributions actually allocated (“excess benefit accounts”). Although amounts credited to such accounts remain a part of Toro’s general assets until distributed to participants, if there is a change of control of Toro (as defined in the plans), or if we accept a participant’s request to direct investment of an account, we will transfer to a trust an amount in cash equal to the total amount of accrued benefits for all participants or for the electing participant, as the case may be. Because these plans operate on a calendar year basis, a small portion of the amounts shown for each fiscal year may have been accrued with respect to a different fiscal year.

(6)	Mr. Melrose holds 24,454 shares of unvested restricted stock under the Chief Executive Officer Succession Incentive Agreement. The value of these shares based on the closing price of the Common Stock on the NYSE on October 29, 2004 was $68.25.

(7)	Amount reflects the value of 4,400 shares of restricted stock, which vested with respect to achievement of a division controllable profit contribution performance goal for the Consumer Business established May 18, 2000. The value is based on the closing price of Toro Common Stock on October 31, 2002, the vesting date. Dividends were paid on the restricted stock.

(8)	The amount shown for Mr. Ford was for payment under a one year transition award for Fiscal 2002 to bring him into The Toro Company Performance Share Plan, and for Fiscal 2003, was for a two year transition award for Fiscal 2002 and 2003.

Employment Agreements

      Change in Control Agreements. Each of the executive officers, including those named in the Summary Compensation Table, is a party to a change of control employment agreement adopted in Fiscal 1995 and amended in Fiscal 1998. The agreements are operative only upon the occurrence of a “change in control”, which includes substantially those events described below. Absent a change in control, the agreements do not require Toro to retain the executives or to pay them any specified level of compensation or benefits.

      Each agreement provides that for three years after a change in control, there will be no adverse change in the executive’s salary, bonus opportunity, benefits or location of employment. If during this three year period the executive’s employment is terminated by Toro other than for cause, or if the executive terminates employment for good reason (as defined in the agreements, and including compensation reductions, demotions, relocation and excess travel), or voluntarily during the 30 day period following the first anniversary of the change in control, the executive is entitled to receive all accrued salary and annual incentive payments through the date of termination and, except in the event of death or disability, a lump sum severance payment (“Lump Sum Payment”) equal to three times the sum of base salary and annual bonus (and certain insurance and other welfare plan benefits). Further, in the event an excise tax is imposed on payments under the agreement, an additional payment (“gross-up”) is required in an amount such that after the payment of all taxes, both income and excise, the executive will be in the same after-tax position as if no excise tax under the Internal Revenue Code had been imposed.

      Generally, and subject to certain exceptions, a change in control is deemed to have occurred if: (1) a majority of Toro’s Board of Directors becomes comprised of persons other than persons for whose election proxies have been solicited by the Board, or who are then serving as directors appointed by the Board to fill vacancies caused by death or resignation (but not removal) of a director or to fill newly created directorships; (2) another party becomes the beneficial owner of at least 15% of Toro’s outstanding voting stock; or (3) Toro’s stockholders approve a definitive agreement or plan to merge or consolidate Toro with another party (other than certain limited types of mergers), to exchange shares of voting stock of Toro for shares of another corporation pursuant to a statutory exchange, to sell or otherwise dispose of all or substantially all of Toro’s assets, or to liquidate or dissolve Toro.

      If a change in control of Toro had occurred on January 1, 2005 and had resulted in the involuntary termination of the Chief Executive Officer and the named executive officers at that time or the termination by such executives for good reason, the Lump Sum Payment to be made to the Chief Executive Officer and the named executive officers in the aggregate would have been approximately $12,821,850 (before excise tax). Toro has also established a trust for the benefit of these officers which, in the event of a change of control, must be funded in an amount equal to Toro’s accrued liability related to the agreements.

Stock Options

      Toro has outstanding options granted under two stock option plans, The Toro Company 1993 Stock Option Plan and The Toro Company 2000 Stock Option Plan. The 1993 Plan terminated August 17, 2003 and no more options may be granted under that plan. The plans are administered by the Compensation and Human Resources Committee which selects employees to whom options are granted.

      As of January 1, 2005, 393,666 shares remained available for new grants under the 2000 Plan. The exercise price of an option must be not less than 100% of the fair market value of the Common Stock on the date of grant and an option may not be repriced, once granted. Options are not transferable except by will or the laws of descent and distribution. Options may have a term of up to ten years. The committee may permit options to be exercised immediately after grant or may impose vesting requirements. Options may be exercised using cash, stock or a cashless method through a broker.

Option Grants in Last Fiscal Year

      The following table shows options granted under the 2000 Plan during Fiscal 2004 to the Chief Executive Officer and the named executive officers.

	Individual Grants

	Number of	Percent of			Grant Date
	Shares	Total	Exercise		Value
	Underlying	Options	or Base
	Options	Granted to	Price		Grant Date
	Granted	Employees	($ Per	Expiration	Present
Name	(#)	In Fiscal Year	Share)	Date	Value($)(1)

Kendrick B. Melrose	57,000	17.13%	$48.32	12/4/13	$1,187,310
Michael J. Hoffman	13,500	4.06	$48.32	12/4/13	281,205
Stephen P. Wolfe	14,500	4.36	$48.32	12/4/13	302,035
Karen M. Meyer	14,000	4.21	$48.32	12/4/13	291,620
Timothy A. Ford	11,000	3.31	$48.32	12/4/13	224,130

(1)	The grant date present value shown is an estimate only, arrived at using the Black-Scholes option pricing model, with the following weighted average assumptions as of the December 4, 2003 grant date: risk-free interest rate of 4.10%, expected life of option of 9 years, expected dividend yield of .26% and expected stock volatility of 27.60%.

Aggregated Option Exercises in Fiscal 2004

And Fiscal Year-End Values

      The following table summarizes stock options exercised by the Chief Executive Officer and the named executive officers during Fiscal 2004 and the total number of options held by each listed individual as of October 31, 2004.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at Fiscal		In-the-Money Options at
	Shares		Period End(#)		Fiscal Period End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable(2)	Exercisable	Unexercisable

Kendrick B. Melrose	24,000	1,284,660	458,000	57,000	$21,885,923	$1,136,000
Michael J. Hoffman	16,000	851,869	85,200	13,500	3,995,761	269,055
Stephen P. Wolfe	34,380	1,736,446	88,894	14,500	4,056,076	288,985
Karen M. Meyer	25,614	1,257,857	79,986	14,000	3,616,096	279,020
Timothy A. Ford	16,000	771,781	46,000	11,000	1,945,850	219,230

(1)	Difference between October 29, 2004 closing price of the Common Stock on the NYSE ($68.25) and the option exercise price.

Long Term Incentive Compensation

      The following table shows awards of long term incentive compensation made under the Performance Share Plan to the Chief Executive Officer and the named executive officers during Fiscal 2004.

			Estimated Future Payouts
			Under Non-Stock
			Price-Based Plan(s)(2)
	Number of Shares,	Performance or Other
	Units or	Period Until	Threshold	Target	Maximum
Name	Other Rights (#)(1)	Maturation or Payout	(#)	(#)	(#)

Kendrick B. Melrose	1 Award	Fiscal 2004 through 2006	1	25,000	50,000
Michael J. Hoffman	1 Award	Fiscal 2004 through 2006	1	6,000	12,000
Stephen P. Wolfe	1 Award	Fiscal 2004 through 2006	1	6,500	13,000
Karen M. Meyer	1 Award	Fiscal 2004 through 2006	1	6,000	12,000
Timothy A. Ford	1 Award	Fiscal 2004 through 2006	1	5,000	10,000

(1)	Performance Share Awards are granted under the Performance Share Plan. A Performance Share Award is a right to receive shares of Common Stock if Toro achieves pre-established financial performance goals during a performance period, usually three years. If performance goals are achieved at levels above or below a pre-established target level, the number of shares issued in payment of the award will be increased or reduced, including to zero. For additional information on this plan, see the Compensation and Human Resources Committee Report.

(2)	The amounts shown are the number of shares of Common Stock that may be issued if performance goals are achieved. The goals are based on net income plus after tax interest and total average net assets, as set forth in a matrix approved by the Compensation and Human Resources Committee. If actual performance is below performance goal threshold levels, no payouts are made. The potential dollar value of a payout will fluctuate with the market value of the Common Stock. At the date of the grant of these awards on December 4, 2003, the closing price of the Common Stock on the NYSE was $48.32. On October 29, 2004, the closing price of the Common Stock was $68.25.

Equity Compensation Plan Information

      The following table provides information about shares of Toro Common Stock that may be issued under Toro’s equity compensation plans, as of October 31, 2004.

	(a)		(b)	(c)
	Number of securities to be		Weighted average exercise	Number of securities remaining
	issued upon exercise of		price of outstanding options,	available for future issuance
	outstanding options,		warrants and rights	under equity compensation plans
	warrants and rights			(excluding securities reflected in
Plan Category(1)				column (a))

Equity compensation plans approved by security holders	1,837,407	(1)(2)	$27.035	2,133,998	(3)

Equity compensation plans not approved by security holders	0		N/A	46,860	(4)

Total	1,837,407	(1)	$27.035	2,180,858	(3)(4)

(1)	Amount includes outstanding options under The Toro Company 2000 Stock Option Plan, The Toro Company 1993 Stock Option Plan, The Toro Company 2000 Directors Stock Plan and The Toro Company Director Stock Plan.

(2)	Performance Share Awards (a right to receive shares of Common Stock if Toro achieves pre-established, long-term performance goals) outstanding under The Toro Company Performance Share Plan are not included in the amount in column (a) and have been disregarded in computing the weighted average exercise price in column (b), because they do not have an exercise price.

(3)	Amount includes 736,143 shares remaining available for future issuance upon exercise of options that may be granted under the option plans listed in note (1) above. The 2000 Stock Option Plan is proposed to be amended to increase the number of authorized shares by 1,000,000. See Proposal Five. Amount also includes 1,397,885 shares remaining available for grant under the Performance Share Plan. Shares that remain available under The Toro Company Directors Stock Plan (7,852 shares) and The Toro Company 2000 Directors Stock Plan (120,000) may be used for annual grants of shares of Common Stock to nonemployee directors (“Directors Shares”), in addition to option grants. Under the Directors Share program, each nonemployee director receives shares having a value equal to $10,000, valued at fair market value, on the first business day of each fiscal year.

(4)	Amount reflects 46,860 shares remaining available for future issuance under the Toro Australia Pty. Limited General Employee Stock Plan. This plan was not required to be approved by stockholders at the time of its adoption. Under this plan, eligible employees of a subsidiary of Toro may acquire shares of Toro Common Stock in exchange for salary reduction. Up to 50,000 shares of Common Stock are authorized to be issued under this plan.

Performance Graph

      The following graph depicts total cumulative stockholder return (assuming reinvestment of dividends) of Toro Common Stock, the S&P 500 Index and an industry peer index for the preceding five fiscal years commencing with Fiscal 2000.

COMPARISON OF 5 YEAR CUMULATIVE

	Cumulative Total Return

	10/99	10/00	10/01	10/02	10/03	10/04

THE TORO COMPANY	100.00	99.01	122.84	184.53	289.03	398.51
S & P 500	100.00	106.09	79.67	67.64	81.70	89.40
PEER GROUP	100.00	88.15	94.61	101.93	143.03	167.34

      *This graph assumes $100 invested on October 31, 1999 in the Common Stock, the S&P 500 Index and the peer group index including reinvestment of dividends.

      The industry peer index is based on companies included in the Fortune 500 Industrial and Farm Equipment Index for 2002, the most recent year available, including: AGCO Corporation, The Alpine Group, American Standard Companies, Inc., The Black & Decker Corporation, Briggs & Stratton Corporation, Caterpillar Inc., Crane Co., Cummins Engine Company, Inc., Deere & Company, Dover Corporation, Flowserve Corporation, General Cable Corporation, Harsco Corporation, Illinois Tool Works Inc., International Game Technology, ITT Industries, Inc., Kennametal Inc., Lennox International Inc., Milacron Inc., NACCO Industries, Inc., Pall Corporation, Parker-Hannifin Corporation, Pentair, Inc., Snap-On Incorporated, The Shaw Group Inc., Stewart & Stevenson Services Inc., Tecumseh Products Company, Teleflex, Terex Corporation, Timken Company, Unova, Inc., Walter Industries Inc. and York International Corporation.

      Publication of the Fortune 500 Industrial and Farm Equipment Index was discontinued after 2002. However, management believes that the issuers in the index provide a good representation of

Toro’s peer issuers on an industry basis and the use of the group provides continuity because Toro has used the index for many years.

Compensation and Human Resources Committee Report

On Executive Compensation

      This report is furnished by Toro’s Compensation and Human Resources Committee of the Board of Directors. We review, establish and approve changes to compensation policies and administer compensation plans for Toro’s executive officers.

General Policies

      For nearly a decade, we have tied a substantial portion of total executive compensation to achievement of financial goals of Toro and its divisions, and for over five years we have relied heavily on Performance Shares as a component of total compensation, linking a significant portion of executive compensation to Toro’s stock price. The Performance Shares assure that compensation is reflected as an expense in Toro’s financial statements. Toro’s compensation policies are designed to attract, retain and motivate highly qualified executives; to assure that Toro competes successfully for executive talent to accomplish its goals; to compensate executive officers for performance, and to encourage significant ownership of Toro Common Stock by its officers. We continue to be conservative in granting stock options. We have begun to award nonqualified stock options to our senior executives, allowing the Company to benefit from tax deductions when options are exercised, in contrast to incentive stock option tax treatment, which is less favorable to Toro. We believe these policies have contributed to the positive market performance of Toro’s Common Stock.

      Each year we establish target dollar amounts of executive compensation based on an independent evaluation of the market competitiveness of Toro’s officer compensation program conducted by a professional compensation consulting firm. The Chair of the Committee meets privately with the consulting firm. We establish a target total compensation package for each executive position, usually within a 5% range of the median market level for similar positions in businesses with revenues comparable to those of Toro, but subject to adjustment to reflect level of experience. The total compensation package is then divided into three components (base salary, annual incentive compensation and long term compensation). Incentive compensation comprises the largest component of target compensation.

Base Salary

      We establish a base salary range for each executive position, reflecting median base salaries for the comparative group. Surveys are conducted annually.

      A base salary within the market range is set for each executive by considering the experience and individual performance of the executive. For Fiscal 2004, base salaries for Mr. Melrose and the named executive officers ranged from 4.0 to 4.4 % higher than 2003 salaries, and were at the median market level. Mr. Melrose’s salary for Fiscal 2004 was set at $740,632 based on the same method used in establishing other executive officers’ base salaries. For compensation purposes, the Committee evaluates Mr. Melrose’s performance on an annual basis. Mr. Melrose evaluates the other named executive officers and those evaluations are used by the Committee in establishing base salaries.

Incentive Compensation

      An executive of Toro will earn total compensation that is competitive with the market only if Toro achieves corporate financial performance goals and incentive compensation is paid. If goals are exceeded, incentive compensation can cause total compensation to exceed median market levels. Total compensation for Fiscal 2004 reflected strong achievement of both annual and long term performance goals under the Annual Management Incentive Plan and the Performance Share Plan. Because payments under the Performance Share Plan are made in shares of Toro Common Stock, and Toro’s stock has performed well in the market over the past three years, total compensation came in substantially above median market levels, reflecting the strong performance that has benefited all stockholders.

      The incentive components of compensation are intended to encourage achievement of both short term and long term financial and operational objectives. We have increasingly placed emphasis on compensation tied to the market price of Toro’s Common Stock. In Fiscal 1999 we began to supplement traditional stock option grants with awards of performance shares under the Performance Share Plan, so that the value of long term incentive compensation is based entirely on performance of Toro’s Common Stock in the market.

      Toro’s strong performance in Fiscal 2004 resulted in Mr. Melrose’s incentive compensation comprising 55.90% of his total compensation (excluding the value of stock option grants), and his total compensation package was slightly above median market levels. The Committee considers Mr. Melrose’s compensation to be moderate when measured against Toro’s Common Stock performance compared to competitors and companies in the S & P 500 index over the past three years. The portion of other named executive officers’ total compensation attributable to incentive award payments (excluding option gains) was 47.5% of total compensation.

      Annual Incentive Compensation. Under Toro’s stockholder-approved Annual Management Incentive Plan II (“Annual Incentive Plan”), executive officers and other key employees are eligible to receive an annual cash bonus based on a percentage of base salary (determined by the executive officer’s position) and Toro’s achievement of performance goals and, for most participants, division and individual performance. If performance goals are exceeded, award amounts increase up to a pre-established maximum, but not more than 200% of the target award amount. If goals are not met, awards are reduced or not paid at all. Proposed participants in the Annual Incentive Plan are recommended by management and selected by the Committee. The maximum allowable award at target (planned) performance under the Annual Incentive Plan for the Chief Executive Officer is currently 75% of base salary and for the other named executive officers 55% of their base salaries. We have proposed increasing these percentages. See Proposal Four. The percentage set for annual performance awards for Fiscal 2004 was 70% for Mr. Melrose and 50% for the other named executive officers. Percentages are based on the executive’s job position and outside competitive market factors and not on individual factors.

      In the past, we selected officers to receive Stock Retention Awards, which entitled an officer to convert a portion of a cash award payout to shares of Common Stock or deferred Common Stock units, and to receive additional shares of stock for shares acquired in the conversion. The Committee has not awarded Stock Retention Awards for several years and recently voted to eliminate these awards from the plan, because we are generally satisfied that officers have achieved stock ownership guidelines and other elements of compensation are adequate. See page 26 for stock ownership guidelines.

      Under the Annual Incentive Plan as in effect for Fiscal 2004, the Committee established earnings per share (EPS) and “average net asset turns” performance goals as the basis for payment of a target award amount for each corporate participant. Additional division goals were established for other executive officers based on division controllable profit contribution and current assets turns goals, tailored to each division. A division participant’s award was based 50% on the level of achievement of corporate goals and 50% on the level of achievement of the applicable division goals. Under additional Strategic Performance Goals, a recipient’s pre-established payout can be increased by up to an additional 20% of the award payment that would otherwise be made with respect to corporate and division performance goal achievement, but to not more than 200% of the target award. If Strategic Performance Goals are not achieved, an award payment may be reduced by as much as 20%. Strategic Performance Goals related to revenue growth, warranty, Toro inventory and field inventory plans for each of the divisions were established for Messrs. P.A. Burkart, W. E. Brown, D. P. Himan, T.M. Swain, R. W. Rodier and M. B. Stinson for Fiscal 2004.

      Toro achieved its corporate performance goals for Fiscal 2004, with both EPS and average net asset turns exceeding the target goals, and bonus payments were made under the Annual Incentive Plan at 181.5% of target awards for corporate participants, including Mr. Melrose and the four named executive officers. Award payments of 185.6% of targets were made to commercial division participants, reflecting strong performance. Consumer division and Toro LCB performance also exceeded targets by more than last year, and participants received awards at 166.2% of target and 184.1% of target, respectively. Exmark participants received awards at 171.4% of target, reflecting continued strong performance. Efforts of the agricultural division began to pay off with improved performance in Fiscal 2004 and participants received award payments at 166.9% of target. The irrigation division received the corporate payout, but not the divisional payout. The Committee increased total payouts that otherwise would have been made for Strategic Performance Goal achievement for Messrs. Brown and Rodier and reduced the payouts for Messrs. Swain and Stinson.

      Long Term Incentive Compensation. Key employees may receive long term incentive compensation in the form of Performance Shares under the Performance Share Plan and stock options under Toro’s stockholder-approved plans.

      Under a Performance Share Award, shares of Common Stock are issued if Toro achieves pre-established performance goals, generally over a three year period. The number of shares covered by an award is based on a target dollar value that is a component of total compensation divided by the market value of the Common Stock prior to the time of the award, discounted for projected annual forfeitures. Under awards granted in Fiscal 2002 for the three year award period Fiscal 2002 to 2004, the Committee established performance goals based on cumulative net income plus after tax interest expense and cumulative average net asset turns. Toro exceeded the cumulative corporate average net asset turns goal, but underperformed slightly on the cumulative net income plus after tax interest goal. Overall, performance exceeded the target and we certified payments to plan participants, including Mr. Melrose and the named executive officers, at 144.4% of target award amounts.

      We also make stock option grants pursuant to Toro’s stock option plans. We grant options to all key management employees, including Mr. Melrose and the named executive officers, using a target dollar value that is a percentage of target total compensation and a Black-Scholes valuation of the Common Stock. All options granted under the stock option plans have exercise prices that are equal to fair market value at the date of grant. The options granted to Mr. Melrose and the named executive officers in Fiscal 2004 vest in three approximately equal amounts commencing with the first anniversary after the grant and remain exercisable for a period of ten years after the date of grant. In Fiscal 2004, we granted Mr. Melrose an option to purchase 57,000 shares. Other grants are shown in the Summary Compensation Table.

      Perquisites. Toro provides members of its management, including Mr. Melrose and the named executive officers, with a variety of perquisites, including payments up to a fixed annual amount for a leased automobile, including gasoline and car maintenance (with no fixed limit for Mr. Melrose); club dues payments of up to $200 per month for one club (with payments for two clubs for Mr. Melrose); personal and financial tax advisory services having a value of up to $6,000 ($12,000 for Mr. Melrose); Toro products (with a $6,000 limit on irrigation systems); reserved parking; annual physical and nutrition assessment up to $500 for expenses not covered by insurance; company paid medical insurance, including for dependents; travel and accident insurance; one basic level air travel club membership; a basic cell phone; access to Toro’s long distance telephone service on up to two lines in their primary residence, and an extra week of vacation. The value of these perks does not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus for any executive officer, except Mr. Melrose, as shown in the Summary Compensation Table. We believe these perks are an important component of compensation and are necessary to compete for top management talent.

      Section 162(m). In making its decisions about compensation for Mr. Melrose and other officers likely to be named executive officers, the Committee considers Section 162(m) of the Internal Revenue Code, which limits to $1 million per year the compensation expense deduction Toro may take for compensation paid to a person who is a “covered employee” for purposes of the Internal Revenue Code, unless the compensation is “performance-based”. It is generally the policy of Toro that the components of executive compensation that are inherently performance-based should qualify for exclusion from the deduction limitation under Section 162(m). The Committee believes that annual incentive award payments under the Annual Incentive Plan, long term incentive award payments under the Performance Share Plan and stock options currently qualify as performance-based.

      We believe, however, that while tax deductibility is an important factor, it is not the sole factor to be considered in setting executive compensation policy, and therefore reserve the right, in appropriate circumstances, to pay amounts in addition to base salary that might not be deductible. The Committee’s purpose in doing so is to assure that Toro retains its best executives and remains competitive in the market for executive talent.

      If non-performance-based compensation in excess of $1 million should become payable to a person who is a “covered employee”, we may consider requiring deferral of receipt of any amounts earned in excess of the cap to a tax year following the year in which the individual leaves the employment of Toro, if permissible under the Internal Revenue Code and regulations thereunder.

Stock Ownership Guidelines

      In November 1997, the Committee adopted guidelines to encourage accumulation and retention of Toro Common Stock by officers of Toro, ranging from a goal of five times base salary for the Chief Executive Officer to two or three times for other corporate officers. The recommended time period for reaching the guideline is five years. Based on the Committee’s evaluation as of December 2, 2004, each of the named executive officers was in compliance with the established guidelines. The Committee will continue to review compliance with the policy on an annual basis.

Approval of Incentive Plans

      All of our recommendations with respect to compensation attributable to Fiscal 2004 were approved and adopted by the Board of Directors. In accordance with Toro’s past practice under Section 16 of the Securities Exchange Act of 1934 and Section 162(m), we continue to make decisions regarding the grant of stock options and other awards and our decisions are reported to and ratified by the Board.

Compensation and Human Resources Committee
Edwin H. Wingate, Chair	Katherine J. Harless
Ronald O. Baukol	Robert H. Nassau
Janet K. Cooper	Gregg W. Steinhafel

Compensation and Human Resources

Committee Interlocks and Insider Participation

      The members of the Compensation and Human Resources Committee are Edwin H. Wingate, Chair, Ronald O. Baukol, Janet K. Cooper, Katherine J. Harless, Robert H. Nassau and Gregg W. Steinhafel. Mr. Wingate was an officer of Toro from 1969 until 1981. None of the other named directors is or has been an officer or employee of Toro. Although Mr. Melrose is not a member of the Committee, he attends the meetings for the purpose of providing continuity and detailed information about employees and compensation plans. Mr. Melrose does not participate in any option grant or incentive award decision or any decision of the Committee that might affect him personally.

PROPOSAL FOUR—AMENDMENT OF THE TORO COMPANY
ANNUAL MANAGEMENT INCENTIVE PLAN II

      At its December 2, 2004 meeting, the Compensation and Human Resources Committee recommended, and the Board of Directors ratified, amendments to the Annual Plan (i) to increase the maximum percentages of annual base salary (called a “Participation Factor” in the Annual Plan) that may be paid as annual bonuses to plan participants, (ii) to increase the maximum award that may be paid from $1,500,000 to $2,000,000 and (iii) to eliminate authority to grant Stock Retention Awards. The Participation Factor for the Chief Executive Officer is increased by 25% to 100%, and Participation Factors for other officers are increased by 15 to 20%, depending on the position. (See Award Amounts below.) The Company’s compensation consultants recommended this amendment to keep the Company competitive in the market for executive talent. The amendment would allow a Participation Factor of 100% for the Chief Executive Officer, 85% for the President and Chief Operating Officer and 75% for the other named executive officers. The Committee has established a Participation Factor for the Fiscal 2005 award term of 75% for the Chief Executive Officer and 55% for other named executive officers, the maximums permitted under the current plan.

      Because the Committee is generally satisfied that officers have achieved stock ownership guidelines and that there are other opportunities for officers to reach their stock ownership levels, the Committee and Board of Directors have determined that no further Stock Retention Awards are likely to be granted under the plan. If stockholder approval of the amended plan is received, this provision of the plan will remain in effect until December 5, 2005, until all shares or units previously awarded under Stock Retention Awards vest, but the Committee would not grant any additional awards.

      Stockholders are asked to approve the amendment increasing participation factors and the maximum award that may be paid annually to ensure that payments made under the Annual Plan continue to qualify as “performance-based” for purposes of Section 162(m) of the Internal Revenue Code. If stockholder approval of the amendment is not received, the Compensation and Human Resources Committee will reconsider the amendment, and the Annual Plan as previously approved by stockholders will continue in effect.

Description of the Annual Management Incentive Plan II

      Following is a summary of the material features of the Annual Plan. Capitalized terms have the meanings set forth in the Annual Plan.

      Purpose. The purpose of the Annual Plan is to enhance stockholder value by providing participants an annual incentive to reinforce achievement of the Company’s performance goals; to link a significant portion of a participating officer’s compensation to the achievement by the Company, and in certain cases, a division or individual, of Performance Goals, and to attract, motivate and retain officers on a competitive basis.

      Eligibility and Participation. Participation is limited to officers, including executive officers, who through their position or performance can have a significant, positive impact on the Company’s financial results, as determined by the Compensation and Human Resources Committee. The Company maintains a separate annual bonus plan for key employees who are not officers. Approximately 16 individuals are expected to receive awards under the Annual Plan each year.

      Award Amounts. The Target Payout for an Annual Performance Award is based on a Participation Factor, which is intended to reflect a participant’s level of responsibility. As amended, the Participation Factors are as follows: up to 100% for the Chairman and Chief Executive Officer; up to 85% for the President and Chief Operating Officer; up to 75% for other elected officers and up to 65% for appointed officers. Actual Participation Factors for any award may be, and generally have been, set below the maximum percentage permitted.

      The Target Payout can be earned only if Performance Goals are achieved at levels established in advance by the Compensation and Human Resources Committee. The Committee may establish Maximum Payouts of up to 200% of Target Payouts in the event corporate and division goals are exceeded in an amount specified by the Committee. The Committee has the discretion to reduce an award payment by up to 20% of the authorized amount that would otherwise be paid to a division vice president or general manager, based on the Committee’s evaluation of quality of performance. At the time an award is made, the Committee may establish additional individual strategic performance measures called SPM Performance Goals. If an SPM Performance Goal is achieved, an award payment may be increased by up to 20% of the award payment that would otherwise be made with respect to corporate and division Performance Goal achievement, but to not more than 200% of the Target Payout. If SPM Performance Goals are not achieved, an award payment may be reduced by as much as 20% of the amount that would otherwise be paid.

      Performance Goals. An award payment under an Annual Performance Award will be paid only upon the achievement of Performance Goals established by the Compensation and Human Resources Committee in writing not later than 90 days after the beginning of the fiscal year to which the Performance Goals relate. Performance Goal measures include revenue, revenue growth, cost of goods sold, earnings per share, earnings growth, return on average net assets, return on average total assets, return on average current assets, return on equity, average net asset dollar level, average current asset turns, average net asset turns, average inventory asset turns, division profit adjustment, division controllable profit contribution, division average asset dollars, economic value added, controllable value added, product innovation, asset management, customer satisfaction scores, customer care and fill rate. Supplemental Division Performance Goals for division participants may be based on any of the foregoing division specific operating performance goals including sustained earnings, product warranty experience, product recalls or inventory levels. SPM Performance Goals may be based on quantitative or qualitative factors, and may include, but are not limited to, aggressive revenue growth, sustained earnings initiative, warranty experience, product recalls, field inventory, acquisition experience, customer satisfaction (determined by such measurements as product innovation, asset management, product quality, warranty, on-time delivery, after-market service, customer care or customer satisfaction scores or survey results), inventory reduction and inventory turnover or any of the other Performance Goals listed. Stockholders have previously approved all of these Performance Goals.

      Maximum Award. The maximum amount that may be paid under an Annual Performance Award to a Plan Participant who is or may become a person referred to in Section 162(m) of the Internal Revenue Code with respect to any fiscal year will be $2,000,000, if the proposed amendment is approved by stockholders. If the increase is not approved by stockholders, the maximum will remain at $1,500,000.

      Payment. Before any payment is made under the Annual Plan, the Committee must certify in writing, as reflected in the minutes, that the Performance Goals established with respect to an Annual Performance Award have been met. To the extent necessary with respect to any fiscal year, in order to avoid any undue windfall or hardship due to external causes, the Committee may make the determination as to whether a Performance Goal has been achieved without regard to the effect on the Performance Goal measure, as it may otherwise be presented in the financial statements, of any change in accounting standards, any acquisition by the Company not planned for at the time the Performance Goals are established or any Board-approved extraordinary or non-recurring event or item.

      Plan Amendment and Termination. The Committee may amend, suspend or terminate the Annual Plan at any time, with or without advance notice to plan participants, but no amendment to the plan will be effective that would increase the maximum amount that may be paid to a plan participant, that would change the stated performance goal criteria or that would modify the requirements as to eligibility for participation, unless the stockholders of the Company approve the change in accordance with the requirements of Section 162(m) of the Internal Revenue Code, or that requires approval under any other law or regulation.

      Benefits. It is not presently possible to determine the dollar value of award payments that may be made, or the individuals who may be selected for such awards, in the future under this plan. Award payments made with respect to Fiscal 2004, Fiscal 2003 and Fiscal 2002 to the Chief Executive Officer and each of the named executive officers are shown in the bonus column of the Summary Compensation Table. Award payments made to all executive officers as group for Fiscal 2004 aggregated $3,475,765 and to all non-executive officer employees as a group aggregated $182,627. Non-executive directors (outside directors) are not eligible to participate in this plan.

      The Board of Directors unanimously recommends a vote FOR the approval of amendment of The Toro Company Annual Incentive Plan II.

PROPOSAL FIVE— AMENDMENT OF THE TORO COMPANY

2000 STOCK OPTION PLAN

      At its December 2, 2004 meeting, the Compensation and Human Resources Committee recommended, and the Board of Directors ratified, an amendment to The Toro Company 2000 Stock Option Plan to increase by 1,000,000, the number of shares of Common Stock authorized for issuance pursuant to options to be granted under the plan.

      The Board of Directors wishes to provide for additional shares of Common Stock to be made available for the grant of options to key employees.

      Stockholders are asked to approve the amendment to qualify options for treatment as incentive stock options for purposes of Section 422 of the Internal Revenue Code, to qualify compensation under the 2000 Plan as performance-based for purposes of Section 162(m) of the Internal Revenue Code, and in order to satisfy New York Stock Exchange guidelines relating to equity compensation. If stockholder approval is not received, the Compensation and Human Resources Committee will reconsider the amendment to the 2000 Plan and the present plan will remain in effect.

Summary of the 2000 Plan Features

      Following is a summary of the material features of the 2000 Plan.

      Purpose. The purpose of the 2000 Plan is to enhance stockholder value by providing an incentive to key employees, including executive officers, and consultants, to contribute significantly to long term performance and growth of the Company, to link a significant portion of a participant’s compensation to the value of the Common Stock and to attract and retain experienced and knowledgeable employees on a competitive basis.

      Eligibility and Participation. Any employee regularly employed in an executive, managerial, professional or technical position, and any other individual who performs services for the Company, and who contributes significantly to long term performance objectives of the Company, is eligible to participate in the 2000 Plan. The Compensation and Human Resources Committee has the power to select individuals to whom options will be granted. At the present time, approximately 150 employees are eligible to participate in the plan.

      Award of Options and Terms. Options may be granted either as incentive stock options under Section 422 of the Internal Revenue Code, or as nonqualified options. For Fiscal 2005, the Compensation and Human Resources Committee began to grant nonqualified options only. The term of each option will be fixed by the Committee, subject to the requirements of Section 422 for incentive stock options, but no option may have a term longer than ten years. The exercise price of an option may not be less than 100% of fair market value of the Common Stock on the date of grant. After an option is granted, the exercise price may not be reduced. The market value of one share of the Common Stock on the New York Stock Exchange on January 18, 2004 was $                      .

      An option may not be transferred except by will or the laws of descent and distribution. During the lifetime of the option holder, the option may be exercised only by the option holder and only while an employee of the Company or a parent or subsidiary of the Company and only if continuously so employed since the date the option was granted, unless the Committee provides otherwise. If the Committee does not establish other provisions at the time of grant, an option (1) may be exercised not later than the earlier of the date the option expires or one year after termination of employment by reason of disability or death, (2) may be exercised not later than the earlier of the date the option expires or up to four years after the date of retirement as defined in the 2000 Plan or (3) may be exercised for up to three months after termination for reasons other than disability, death or retirement. In the event an option holder terminates employment or performance of services and is employed or retained by a competitor of the Company within one year, or violates a confidentiality or similar agreement with the Company or engages in conduct detrimental to the Company, any outstanding options held by such person may be canceled or rescinded and the Company will have the right to the return of the economic value of any option realized during the 12 month period prior to the option holder’s termination of employment or service.

      The Committee may include a provision in an option permitting the grant of a new option when payment of the exercise price of the option is made in shares of Common Stock (an accelerated ownership option). The terms of the accelerated ownership option would be the same as those of the original option, except that the exercise price would be the fair market value at the date of grant of the new accelerated ownership option. The Committee has not granted any of these options in the past.

      The 2000 Plan provides that the Committee may permit exercise of an option by a variety of methods, including payment in cash or shares of Common Stock or a combination of cash and shares of Common Stock, or a same day sale through a brokerage firm in accordance with regulations of the Federal Reserve Board.

      Maximum Award. The maximum number of shares that may be covered by options granted to any individual during any calendar year is 100,000. To the extent that the aggregate fair market value (as of the grant date) of Common Stock with respect to which incentive stock options are exercisable for the first time during any calendar year by an individual exceeds $100,000 or such other limit as may be required by the Internal Revenue Code, options that exceed such limit will be treated as nonqualified options.

      Change of Control. In the event of a change of control of the Company as defined in the 2000 Plan, all unvested options will fully vest, unless otherwise limited by the Committee at the time of grant.

      Plan Amendment and Termination. The 2000 Plan may be amended, suspended or terminated at any time by the Board of Directors, but no amendment that would increase the maximum number of shares that may be subjected to options or that may be awarded to a person referred to in Section 162(m) of the Internal Revenue Code or that would modify requirements as to eligibility for participation in the plan will be effective without approval of the stockholders, in accordance with the Internal Revenue Code; and no material revision will be effective without stockholder approval under regulations of the SEC and NYSE. No amendment to the 2000 Plan may, without the consent of the option holder, alter or impair any option previously granted under the 2000 Plan. The 2000 Plan will remain in effect until all shares of Common Stock reserved for issuance have been purchased, except that no options may be granted under the 2000 Plan later than ten years after its effective date of March 29, 2000.

      Shares Authorized. The number of shares authorized for issuance under the 2000 Plan as amended is 4,000,000, subject to adjustment in the event of a stock split, recapitalization or other similar change affecting the Common Stock. Shares of Common Stock to be issued upon the exercise of options may be authorized but unissued shares, reacquired or treasury shares or outstanding shares acquired in the market or from private sources or a combination thereof. Shares of Common Stock covered by options that terminate without being exercised will again be available for option grants.

      Benefits. It is not presently possible to determine the dollar value of award payments that may be made, or the individuals who may be selected for such awards, in the future under this plan. Stock option grants under the 2000 Plan made in Fiscal 2004 to the Chief Executive Officer and each of the named executive officers are shown in the Summary Compensation Table and the Stock Options table. Options granted in Fiscal 2004 to all executive officers as a group aggregated 159,500 and to all non-executive officer employees as a group aggregated 153,300 shares. Non-executive directors (outside directors) are not eligible to participate in this plan.

Tax Consequences Under the Plan

      Following is a brief description of the federal income tax treatment that will generally apply to options granted under the 2000 Plan, based on the Internal Revenue Code as presently in effect.

      With respect to incentive stock options, generally the option holder is not taxed and the Company is not entitled to a deduction on either the grant or the exercise of an incentive stock option, so long as the requirements of Section 422 of the Internal Revenue Code continue to be met. If the option holder meets the employment requirements and does not dispose of the shares of Common Stock acquired upon exercise of an incentive stock option until at least (1) one year after transfer of the shares pursuant to the exercise of the option and (2) two years after the date the option was granted, gain or loss realized on sale of the shares will be treated as long term capital gain or loss. If the shares of Common Stock are disposed of before those periods expire, which is called a disqualifying disposition, the option holder will be required to recognize ordinary income in an amount equal to the lesser of (1) the excess, if any, of the fair market value of the Common Stock on the date of exercise over the exercise price or (2) if the disposition is a taxable sale or exchange, the amount of gain realized. Upon such a disqualifying disposition, the Company will generally be entitled, at the same time, to a deduction equal to the amount of ordinary income recognized by such person.

      The grant of an option that does not qualify for treatment as an incentive stock option is generally not a taxable event for the option holder. Upon exercise of the option, the option holder will generally be required to recognize ordinary income in an amount equal to the excess of the fair market value of the Common Stock acquired upon exercise (determined as of the date of exercise) over the exercise price of the option, and the Company will be entitled to a deduction in an equal amount.

      Option agreements under the 2000 Plan may provide for accelerated vesting in the event of a change of control of the Company. If such a provision becomes effective, certain amounts with respect to benefits derived may be characterized as “parachute payments” under provisions of the Internal Revenue Code. If such provisions are applicable, an employee will be subject to a 20% excise tax on any “excess parachute payment” pursuant to Internal Revenue Code Section 4999 and the Company will be denied a deduction with respect to such excess parachute payment pursuant to Internal Revenue Code Section 280G. An employee generally is deemed to have received a “parachute payment” if such employee receives compensation that (1) is contingent upon a change in the ownership or control of the Company and (2) exceeds, in the aggregate, an amount equal to three times the employee’s “base amount”. The “base amount” generally is the average of the annual compensation of such employee for the five years preceding the change in ownership or control. An “excess parachute payment” with respect to any employee is the excess of the total parachute payments to such person over such person’s base amount.

      The Board of Directors unanimously recommends a vote FOR the approval of amendment of The Toro Company 2000 Stock Option Plan.

PROPOSAL SIX— RATIFY SELECTION OF INDEPENDENT AUDITOR

      The Audit Committee of the Board of Directors has again selected KPMG LLP to serve as independent auditors for Fiscal 2005. Although it is not required to do so, the Board of Directors wishes to submit the selection of KPMG LLP for stockholder approval at the meeting. Even if the selection is ratified, the Audit Committee may in its discretion change the appointment at any time during the year, if it determines that such a change would be in the best interests of Toro and its stockholders.

      Representatives of KPMG LLP will be present at the Annual Meeting to answer appropriate questions. They will also have the opportunity to make a statement if they wish to do so.

      If the stockholders do not approve the selection of KPMG LLP, the Board of Directors will reconsider its selection.

Audit, Audit-Related, Tax and Other Fees

      The following table presents fees billed by KPMG LLP for professional services for Fiscal 2004 and 2003, by category as described in the notes to the table. All fees paid to KPMG were pre-approved by the Audit Committee.

	2004	2003

Audit Fees(1)	779,500	698,491
Audit-Related Fees(2)	28,500	139,600
Tax Fees(3)	165,000	172,432
All Other Fees	-0-	-0-

(1) Aggregate fees billed for professional services and rendered by KPMG LLP for the audit of Toro’s annual financial statements, by year, review of financial statements included in Toro’s Quarterly Reports on Form 10-Q and other services normally provided in connection with Toro’s statutory and regulatory filings or engagements.

(2) Aggregate fees billed for KPMG LLP’s assurance and services reasonably related to the performance of the audit or review of Toro’s financial statements, including benefit plan audits and review of documentation related to preparation of certifications under Sarbanes Oxley Act of 2002, Section 404.

(3) Aggregate fees billed for professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning, including preparation of tax forms and some consulting for overseas and foreign tax fees.

Auditor Fees Pre-approval Policy

      In 2003, the Audit Committee amended provisions of its charter on approval of audit and non-audit services to be provided by the independent auditor to Toro. The provision requires that the committee review and pre-approve in advance the fees and types of audit services and non-audit services to be performed by the independent public accountants, other than de minimus non-audit services allowed by relevant law. The committee may periodically pre-approve the retention of the independent auditor for any additional non-audit services.

      The Board of Directors unanimously recommends a vote FOR ratification of the selection of KPMG LLP as Toro’s independent auditor for Fiscal 2005.

CORPORATE GOVERNANCE

Corporate Governance Certification

      In accordance with NYSE Listing Standard 303A.12, Mr. Melrose, Toro’s Chief Executive Officer, certified to the NYSE, as of April 12, 2004, that he was unaware of any violation by Toro of the NYSE’s corporate governance listing standards.

Code of Conduct and Code of Ethics for the CEO and Senior Financial Officers

      All of our employees, including our Chief Executive Officer and other senior executives, are required to comply with our long-standing Code of Conduct to help ensure that our business is conducted in accordance with the highest standards of moral and ethical behavior. Toro’s continued

growth and profitability are linked to our ability to make decisions that are consistent with our traditional business values and ethical principles. The Board of Directors recently adopted a Code of Ethics for the CEO and Senior Financial Officers applicable to the Chief Executive Officer, Chief Financial Officer (Toro’s principal financial officer), Vice President and Corporate Controller (Toro’s principal accounting officer and controller), and to all business unit controllers and senior accounting personnel identified by the Corporate Controller (“Senior Financial Officers”) who are bound by the provisions set forth in the Code of Conduct relating to ethical conduct, conflicts of interest and compliance with the law. Toro’s Code of Conduct and its Code of Ethics for the CEO and Senior Financial Officers are published on our web site at www.thetorocompany.com/corporategovernance. Copies of the codes are available in print without charge to any person who requests them. Please address your request to Toro’s Assistant Corporate Secretary at 8111 Lyndale Avenue South, Bloomington, Minnesota 55420-1196, or by telephone at 888-237-3054, or by email at jeanne.ryan@toro.com.

Complaint Procedure; Communications with Directors

      In Fiscal 2003, the Board of Directors appointed Dale R. Olseth as presiding non-management director (sometimes referred to as the “Lead Director”) with the responsibility to facilitate communications by stockholders and employees directly with the independent, non-management members of the Board of Directors, as well as to convene and preside at executive sessions of the Board. The presiding non-management director maintains a special telephone line in his office, for the purposes described below.

      The Sarbanes-Oxley Act of 2002 requires companies to maintain procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Toro has such procedures in place. Our 24-hour, toll-free confidential compliance line is available for the submission of concerns regarding these matters by any employee. Any employee who believes he or she has witnessed an incident involving financial fraud may leave a confidential or anonymous message at 1-800-850-7247 (U.S.) or +1-703-797-1734 (outside U.S.) or for the presiding non-management director, Dale R. Olseth, at 952-887-7268.

      Toro’s Board of Directors has also established a process for stockholders to send communications to the independent Board directors. Stockholders may communicate with the Board through the presiding non-management director by calling 952-887-7268 or by writing to Company’s Corporate Secretary. Communications sent to the Company addressed to the Board of Directors are screened by the Corporate Secretary for appropriateness before being forwarded, the independent director is notified of receipt of any communication.

      From time to time we revise Toro’s Corporate Governance Guidelines in response to changing regulatory requirements, evolving best practices and the concerns of our stockholders and other constituencies. Toro’s Corporate Governance Guidelines are published on our web site at www.thetorocompany.com/corporategovernance. You may obtain a copy of the guidelines in print by addressing your request to Toro’s Assistant Corporate Secretary at 8111 Lyndale Avenue South, Bloomington, Minnesota, by telephone 888-237-3054, or by email at jeanne.ryan@toro.com.

OTHER INFORMATION

Stockholder Proposals for Annual Meeting in 2006

      The Annual Meeting of Stockholders is expected to be held on March 21, 2006. If you wish to make a proposal to be included in Toro’s Proxy Statement for the 2006 Annual Meeting, you must assure that the proposal is received by the Secretary of Toro no later than the close of business on October 4, 2005, unless the date of the meeting is delayed by more than 30 calendar days.

      If you wish to nominate a candidate for election to the Board of Directors or propose other business at the 2006 Annual Meeting, you must give complete and timely written notice to the Secretary of Toro, in accordance with Toro’s Bylaws. The deadline for the 2006 Annual Meeting is not later than December 16, 2005 nor earlier than November 2, 2005, unless the date of the meeting is advanced by more than 30 days or delayed by more than 60 days, in which case notice must be delivered not earlier than the 90th day nor later than the 60th day prior to the rescheduled meeting, or the 10th day following the day on which Toro first makes public announcement of the rescheduled meeting. If you would like a copy of Toro’s Bylaws, you may write to Toro’s Secretary or obtain a copy through the SEC’s EDGAR filing database at www.sec.gov/edgar/seachedgar/webusers.htm (Exhibit 4(c) to Toro’s Current Report on Form 8-K dated May 28, 2003). If a proposal is not timely and properly made in accordance with the procedures set forth in the Bylaws, it will be defective and may not be brought before the meeting. If the proposal is nonetheless brought before the meeting and the chairman of the meeting does not exercise the power and duty to declare the proposal defective, the persons named in the proxy may use their discretionary voting with respect to the proposal.

Householding of Annual Meeting Materials

      Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of Toro’s Proxy Statement or Annual Report on Form 10-K may have been sent to multiple stockholders in each household. Additional copies of these documents are available in print to any stockholder who requests them. Please address your request to Toro’s Investor Relations Department at 8111 Lyndale Avenue South, Bloomington, Minnesota 55420-1196, or by telephone at 952-887-7141, or by email at invest@toro.com. Any stockholder who wants to receive separate copies of Toro’s Proxy Statement or Annual Report to Stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder. A copy of these documents may also be downloaded and printed from Toro’s web site at www.thetorocompany.com/corporategovernance.

Annual Report

      Toro’s Annual Report on Form 10-K for Fiscal 2004 (the fiscal year ended October 31, 2004) is enclosed with the mailing of this Proxy Statement to stockholders of record. The Form 10-K includes consolidated financial statements and notes, selected financial data and Management’s Discussion and Analysis of Financial Condition and Results of Operations. The Form 10-K is included in The Toro Company Corporate Profile Fiscal Year 2004, which contains information about Toro’s businesses, but is not part of Toro’s disclosure deemed to be filed with the Securities and Exchange Commission.

Cost and Method of Solicitation

      Toro will pay the cost of soliciting proxies and may make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy material to beneficial owners of the Common Stock. Toro will reimburse them for reasonable out-of-pocket expenses. In addition to solicitation by mail, directors, officers and employees of Toro may solicit proxies by telephone, electronic transmission and personally. They will receive no compensation for such services other than regular employee compensation. Toro has retained Morrow & Co., for an estimated fee of $7,500 plus out-of-pocket costs and expenses, to assist in distributing proxy materials and soliciting proxies.

Other Business

      We know of no other matters that may come before the Annual Meeting. However, if matters other than those referred to above should properly come before the Annual Meeting, the persons named on the enclosed proxy card intend to vote such proxy in accordance with their best judgment.

Dated: January 31, 2005

BY ORDER OF THE BOARD OF DIRECTORS

J. LAWRENCE MCINTYRE
Vice President, Secretary and General Counsel

THE TORO COMPANY

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, March 15, 2005
3:00 p.m. C.S.T.

The Toro Company
8111 Lyndale Avenue South
Bloomington, MN 55420

proxy

This Proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting on March 15, 2005.

The shares of stock held in your account or in a dividend reinvestment account will be voted as you specify below or by telephone or Internet. Shares held in employee benefit plans for which a proxy is not received will be voted by the trustee in the same proportion as votes actually cast by plan participants.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3, 4, 5 and 6.

By signing, dating and returning this proxy card, you revoke all prior proxies, including any proxy previously given by telephone or Internet, and appoint K. B. Melrose and J. L. McIntyre, or either of them, with full power of substitution to vote your shares on the matters shown on the reverse side and any other matter which may properly come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes K. B. Melrose and J. L. McIntyre, or either of them (the Named Proxies), to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card.

COMPANY #

VOTE BY TELEPHONE — TOLL FREE — 1-800-560-1965 — QUICK « ««EASY « «« IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on March 14, 2005.

•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/ttc/ — QUICK « ««EASY « «« IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on March 14, 2005.

•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Toro Company c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by telephone or Internet, please do not mail your proxy card

The Board of Directors Recommends a Vote FOR Items 1, 2, 3, 4, 5 and 6.

1.	Approve amendment of Amended and Restated Certificate of Incorporation to increase the authorized shares.	☐ For	☐ Against	☐ Abstain

2.	Approve amendment of Amended and Restated Certificate of Incorporation to increase size of board.	☐ For	☐ Against	☐ Abstain

ò      Please fold here      ò

3.	Election of directors:	01 R.O. Baukol 02 K.J. Harless	03 M.J. Hoffman 04 D.R. Olseth	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for one or more nominees, write the number(s) of the nominee(s) in the box provided to the right. If you do not withhold authority to vote for one or more nominee, your proxy shall be deemed to grant such authority.)

4.	Approve amendments of Annual Management Incentive Plan II.	☐ For	☐ Against	☐ Abstain

5.	Approve amendment of The Toro Company 2000 Stock Option Plan.	☐ For	☐ Against	☐ Abstain

6.	Ratify selection of independent auditors for Fiscal 2005.	☐ For	☐ Against	☐ Abstain

7.	To transact any other business properly brought before the Annual	☐ For	☐ Against	☐ Abstain
Meeting or any adjournment of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:

          Date

Signature(s) in Box
Please sign exactly as your name(s) appear on this Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.